Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069 Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Monday, August 6, 2007
NACCO INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2007 RESULTS
CLEVELAND, Ohio, August 6, 2007 – NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income for the second quarter of 2007 of $9.9 million, or $1.20 per share, an increase of $5.2 million or $0.63 per share, from 2006 second quarter consolidated net income of $4.7 million, or $0.57 per share.
NACCO Consolidated Highlights
Second-quarter 2007 consolidated net income reflected the following:
•	certain items recognized in the second quarter of 2007:
•	a restructuring charge of $1.0 million, or $0.6 million net of taxes of $0.4 million, at Hamilton Beach/Proctor-Silex;

•	incremental seasonal losses of $2.6 million, or $1.6 million net of taxes of $1.0 million, from Kitchen Collection’s Le Gourmet Chef® stores, which were acquired in August 2006;

•	costs of $1.5 million, or $1.0 million net of taxes of $0.5 million, associated with the planned spin-off of Hamilton Beach/Proctor-Silex;

•	an arbitration award of $3.7 million, or $2.3 million net of taxes of $1.4 million, at North American Coal;
•	the absence of certain items recognized in the second quarter of 2006:
•	a charge for the early retirement of NACCO Materials Handling Group’s (“NMHG”) Senior Notes of $17.6 million, or $10.7 million net of taxes of $6.9 million;

•	a favorable product liability adjustment of $8.2 million, or $5.0 million net of taxes of $3.2 million, at NMHG Wholesale;

•	a one-time cumulative benefit of $3.0 million, or $2.0 million net of taxes of $1.0 million, from the amended San Miguel contract at North American Coal; and
•	improved operations at all subsidiaries and the parent company, excluding the items noted above, which resulted in an after-tax improvement to net income of approximately $2.4 million.
          Consolidated revenues for the second quarter of 2007 were $830.9 million compared with revenues of $796.9 million for the second quarter of 2006. Revenues at NMHG Wholesale, NMHG Retail and Kitchen Collection increased, while revenues at Hamilton Beach/Proctor-Silex and North American Coal decreased.
Second Quarter Subsidiary Highlights
•	NMHG Wholesale’s net income was $10.4 million, compared with a net loss of $2.0 million in 2006. Overall operating results improved in 2007, excluding the impact of the prior year debt redemption charge which was partially offset by a favorable product liability adjustment.

•	NMHG Retail’s net loss was $5.9 million, compared with a net loss of $3.4 million in 2006. New programs to improve long-term financial performance were implemented in Australia during the second quarter of 2007 and costs for these programs contributed to the increased net loss.

•	Hamilton Beach/Proctor-Silex had a net loss of $0.4 million compared with net income of $2.7 million in 2006 largely due to the impact of unit volume declines, a restructuring charge for completing the closing of the Mexican manufacturing operation, increased interest expense and spin-off related costs of $0.6 million pre-tax.

•	Kitchen Collection’s net loss of $2.8 million increased compared with the 2006 net loss of $1.0 million as a result of seasonal losses from Kitchen Collection’s Le Gourmet Chef® stores, which were acquired in August 2006.

•	North American Coal’s net income of $9.8 million was comparable to net income of $9.9 million in 2006. The absence of one-time benefits in 2006 from the amendment to the contract at the San Miguel Lignite Mining Operations was largely offset by an arbitration award received in 2007 related to a failed power plant and mine development project in Turkey.

•	NACCO and Other’s net loss of $1.3 million was comparable to the 2006 net loss of $1.4 million in 2006. Spin-off related expenses of $0.9 million pre-tax were offset by increased interest income.
          Consolidated net income for the six months ended June 30, 2007 was $16.5 million, or $2.00 per share, on revenues of $1.6 billion. This compared with consolidated net income of $17.4 million, or $2.11 per share, on revenues of $1.6 billion for the first six months of 2006.
NACCO Consolidated Outlook
          The combination of favorable market forces and results of improvement programs are expected to lead to 2007 net income in the general range of 2006 results, excluding the 2006 extraordinary gain from the reduction in the Company’s estimated closed mine obligations and any potential future charges associated with a restructuring program being considered at NMHG Wholesale. Improvements are expected to occur in the second half of the year, which are attributable to higher expenditures in the first half of the year as a result of specific programs at NMHG and Hamilton Beach/Proctor-Silex, the seasonal nature of the Housewares businesses and the increasing benefits from the integration of Le Gourmet Chef into Kitchen Collection.
Full Year Subsidiary Outlook
•	Results for NMHG Wholesale are expected to improve in 2007 compared with 2006 due primarily to the absence of the debt redemption charge taken in 2006 as well as anticipated lower interest expense, partially offset by the absence of favorable product liability adjustments recognized in 2006. A plan for a further restructuring program is being considered, which could result in additional charges in the second half of 2007.

•	New programs at NMHG Retail implemented in the second quarter of 2007 are expected to have an increasingly favorable effect in the second half of 2007.

•	Hamilton Beach/Proctor-Silex is expected to have stronger operating income resulting from a favorable mix of sales of higher-priced products for the 2007 full year and the absence of an environmental charge taken in 2006.

•	Kitchen Collection’s operations are expected to improve throughout 2007 as Le Gourmet Chef operations are integrated. However, achieving a net income level in 2007 similar to 2006 is unlikely because Kitchen Collection will recognize eight months of seasonal operating losses at Le Gourmet Chef during 2007 which were not incurred by Kitchen Collection prior to the acquisition of Le Gourmet Chef in August 2006, and also will incur integration costs and increased interest expense resulting from additional borrowings for the purchase of Le Gourmet Chef.

•	North American Coal’s 2007 operating results are expected to increase moderately over 2006 excluding the benefit of a dragline sale in 2006 for $21.5 million, or $13.1 million net of taxes of $8.4 million.

•	NACCO and Other results are expected to increase in 2007 because of lower employee-related expenses, increased interest income and the absence of Applica transaction fees.

Detailed Discussion of Results
NMHG Wholesale – Quarter Results
          NMHG Wholesale reported net income of $10.4 million on revenues of $608.8 million for the second quarter of 2007 compared with a net loss of $2.0 million on revenues of $581.4 million for the second quarter of 2006. The second-quarter 2006 net loss included a charge for the early retirement of the company’s Senior Notes of $17.6 million, or $10.7 million net of taxes of $6.9 million, which was partially offset by a favorable product liability adjustment of $8.2 million, or $5.0 million net of taxes of $3.2 million. Excluding the impact of these items, results improved in the second quarter of 2007 compared with the second quarter of 2006.
          Revenues increased in the second quarter of 2007 compared with the first quarter of 2006 primarily as a result of favorable foreign currency movements in Europe and Asia-Pacific, the effect of price increases implemented in late 2006 and early 2007 in the Americas and Europe, improved parts sales volume and a favorable shift in sales mix to higher-priced lift trucks in Europe. Unit volume increased in Europe and Asia-Pacific, but these increases were largely offset by a reduction in unit volumes in the Americas. Worldwide shipments increased slightly to 22,192 units in the second quarter of 2007 from 22,175 units in 2006. NMHG Wholesale’s worldwide backlog was approximately 30,000 units at June 30, 2007 compared with approximately 25,900 units at June 30, 2006 and 30,000 units at March 31, 2007.
          The increase in net income in the second quarter of 2007 compared with the prior year quarter resulted from an improvement in gross profit, selling, general and administrative expenses and interest expense, partially offset by unfavorable foreign currency movements, which increased costs of lift trucks and components for the U.S. market sourced from countries with appreciated currencies. Gross profit improved primarily due to price increases and an increase in sales of higher-margin units in Europe and higher-margin parts in the Americas and Europe, partially offset by increased cost of materials, including industrial metals and rubber, and higher manufacturing costs. In addition, excluding the impact of the favorable 2006 product liability adjustment, selling, general and administrative expenses decreased primarily as a result of lower employee-related costs, and interest expense decreased because debt was refinanced in the second quarter of 2006 at a lower effective interest rate.
          For the six months ended June 30, 2007, NMHG Wholesale reported net income of $19.4 million on revenues of $1.2 billion compared with net income of $8.0 million on revenues of $1.2 billion for the first six months of 2006.
NMHG Wholesale – Outlook
          For the last half of 2007, the company expects continued growth in lift truck markets in Europe and Asia-Pacific and a moderate year-over-year decrease in the Americas, but growth in the South American market is expected to partially offset the expected decline in the North American market. As a result, the company expects modest growth in the worldwide market for the remainder of 2007.
          Overall, NMHG Wholesale anticipates modest increases in unit booking and shipment levels for the remainder of 2007 compared with 2006 as a result of market prospects and increasingly positive effects from new product introductions.
          Increases in material costs, specifically industrial metals and rubber, are expected to continue to affect results unfavorably throughout the remainder of 2007, but price increases implemented in late 2006 and early 2007 are expected to offset the effect of these increased costs. The company will continue to monitor economic conditions and their resulting effects on costs, and will work to mitigate these increased costs through programs initiated in prior years, as well as through price increases when appropriate.
          Due to the manufacturing of trucks and sourcing of components for sale in the U.S. market from countries with appreciated currencies, foreign currency movements have adversely affected earnings as the U.S. dollar continues to weaken against other currencies. During the first quarter of 2007, NMHG Wholesale outsourced its welding and painting operations at its manufacturing facility in The Netherlands to a lower-cost country. This action is expected to provide pre-tax benefits of $1.2 million during 2007 and $1.6 million annually thereafter. NMHG Wholesale also continues to evaluate other actions consistent with its stated long-term strategy to manufacture products in the market of sale, which would reduce currency exposures. The company is currently reviewing a plan which, if approved, would shift a high volume lift truck series from overseas assembly to assembly in its Americas market of sale, lessen NMHG’s exposure to future currency exchange rate fluctuations and provide additional opportunities to source components from lower-cost countries. Decisions will not be made or announced until thorough analyses and discussions are completed and a plan is approved. Consideration of approval of a plan is expected to occur in the third quarter of 2007. As indicated by NMHG Wholesale’s actions in The Netherlands, the company is committed to addressing the critical issue of unfavorable currency exchange rates, further reducing manufacturing, component and other product costs and building global market share.
          Overall, NMHG Wholesale’s full year 2007 results are expected to improve over 2006. These anticipated improvements are expected to be partially offset by the absence of product liability adjustments that favorably affected 2006 and are not expected to reoccur in 2007. Approval of a restructuring program could also reduce earnings during the remainder of 2007.
          NMHG Wholesale’s investment in long-term programs, particularly its significant new electric-rider truck, warehouse truck and big truck product development and manufacturing programs, are expected to continue to improve results in 2007 and 2008. The company continues to believe programs in place or under consideration will allow NMHG to achieve its nine percent operating profit margin goal in the 2010 or 2011 time frame.
NMHG Retail – Quarter Results
          NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the second quarter of 2007 of $5.9 million on revenues of $45.8 million compared with a net loss of $3.4 million on revenues of $40.6 million for the second quarter of 2006.
          Revenues increased in the second quarter of 2007 primarily as a result of favorable foreign currency movements due to the weakening of the U.S. dollar and a decrease in intercompany sales transactions, which caused a decrease in the required intercompany revenue elimination compared with the prior year second quarter. The revenue increase was partially offset by the impact of the sale of a retail dealership in Europe during the third quarter of 2006 and a decrease in new unit sales, rental revenues and parts revenue in Asia-Pacific.
          The increase in NMHG Retail’s second-quarter 2007 net loss compared with the second quarter of 2006 net loss was primarily attributable to lower new and used unit and rental margins as a result of increased repairs and maintenance expenses combined with increased employee-related expenses related to new programs to improve long-term financial performance, which were implemented in the Australian operations during the second quarter of 2007.
          For the six months ended June 30, 2007, NMHG Retail had a net loss of $9.6 million on revenues of $88.3 million compared with a net loss of $2.0 million on revenues of $86.6 million for the first six months of 2006.
NMHG Retail – Outlook
          New programs are expected to have an increasingly favorable effect in 2007 and 2008 and are being put in place to meet NMHG Retail’s longer-term strategic objectives, which include achieving at least break-even results while building market position.

Hamilton Beach/Proctor-Silex – Quarter Results
          Hamilton Beach/Proctor-Silex reported a net loss of $0.4 million for the second quarter of 2007 on revenues of $103.3 million, compared with net income of $2.7 million for the second quarter of 2006 on revenues of $113.6 million.
          Second-quarter 2007 revenues at Hamilton Beach/Proctor-Silex decreased nine percent compared with the second quarter of 2006. A favorable shift of sales toward higher-priced products and the effects of price increases implemented late in 2006 did not fully offset decreases in unit sales volumes to key retailers in the U.S. consumer market driven by the current challenging economic environment.
          Hamilton Beach/Proctor-Silex’s decrease in results was primarily due to reduced unit volumes, an additional restructuring charge, increased interest expense and spin-off related expenses incurred in the second quarter of 2007. The company completed the closure of the Saltillo, Mexico manufacturing facility in May 2007, which resulted in an additional restructuring charge of $1.0 million, or $0.6 million net of taxes of $0.4 million. In addition, Hamilton Beach/Proctor-Silex paid a special cash dividend of $110 million, which resulted in an increase in borrowings with a related increase in interest expense compared with the prior year. Hamilton Beach/Proctor-Silex also incurred pre-tax expenses of approximately $0.6 million for professional fees related to the planned spin-off.
          For the six months ended June 30, 2007, Hamilton Beach/Proctor-Silex reported a net loss of $0.5 million on revenues of $200.1 million compared with net income of $2.5 million on revenues of $209.1 million for the first six months of 2006.
Hamilton Beach/Proctor-Silex – Outlook
          As previously announced, NACCO’s Board of Directors approved a plan to spin off NACCO’s Hamilton Beach/Proctor-Silex business to the NACCO stockholders. The plan is progressing and the spin-off is expected to occur during the third quarter of 2007.
          Current economic conditions affecting U.S. consumers, such as increasing gasoline prices and depressed home sales, appear to be among factors unfavorably affecting sales at key retailers and providing challenges to the small electric household appliance market. These challenges are expected to continue throughout the remainder of 2007. In spite of these challenges, Hamilton Beach/Proctor-Silex has secured strong placements and implemented key promotional plans for the second half of 2007.
          Over time, continued product innovation, promotions and branding programs at Hamilton Beach/Proctor-Silex are expected to strengthen its market positions. As a result of its ongoing focus on innovation, Hamilton Beach/Proctor-Silex has a strong assortment of new products planned for introduction in the last half of 2007. These new products, along with products introduced in 2005 and 2006, are expected to continue to generate additional product placements at retailers, resulting in increased revenues and operating profit in 2007.
          Hamilton Beach/Proctor-Silex has completed its transition out of manufacturing and moved the production of all products to third-party manufacturers. This transition and other programs initiated by Hamilton Beach/Proctor-Silex, as well as anticipated increases in sales resulting from an improved mix of sales of higher-priced products, are expected to have a favorable impact on operating results over time. However, Hamilton Beach/Proctor-Silex expects continued pricing pressure from suppliers for the remainder of 2007 due to increased commodity costs for resins, copper and aluminum, which could partially offset expected improvements in operating results. Hamilton Beach/Proctor-Silex will work to mitigate these increased costs through programs initiated in prior years to reduce costs, as well as through price increases when appropriate.
          Longer term, Hamilton Beach/Proctor-Silex will work to continuously improve revenues and profitability by focusing on producing innovative products and achieving cost-reduction and margin-enhancement programs.

Kitchen Collection – Quarter Results
          Kitchen Collection reported a net loss of $2.8 million for the second quarter of 2007 on revenues of $38.9 million, compared with a net loss of $1.0 million for the second quarter of 2006 on revenues of $23.2 million.
          Kitchen Collection revenues improved in 2007 compared with 2006 primarily as a result of the Le Gourmet Chef acquisition in August 2006 and the operation of 71 Le Gourmet Chef® stores as of June 30, 2007. Revenues also benefited from an increase in the number of Kitchen Collection® stores to 200 stores at June 30, 2007 from 197 stores at June 30, 2006 and increased comparable Kitchen Collection® store sales as a result of higher average sales transactions.
          The net loss increased in the second quarter of 2007 compared with the 2006 second quarter primarily because in 2007, Kitchen Collection recognized second quarter seasonal operating losses for the Le Gourmet Chef business of $2.6 million, or $1.6 million net of taxes of $1.0 million, not incurred in 2006. Operating results for the second quarter of 2007 at Kitchen Collection® stores were comparable to the second quarter of 2006.
          For the six months ended June 30, 2007, Kitchen Collection reported a net loss of $5.9 million on revenues of $78.6 million compared with a net loss of $1.9 million on revenues of $46.7 million for the first six months of 2006.
Kitchen Collection – Outlook
          Modest sales growth is expected in the outlet mall market for the second half of 2007 mostly as a result of standard inflationary price increases. In addition, gasoline prices and weather patterns will continue to affect consumer traffic to outlet mall locations.
          Kitchen Collection anticipates a continued increase in revenues during 2007 as a result of a full year of operation of the Le Gourmet Chef business, and that operating results for the Le Gourmet Chef business will improve as the company works to offer the right mix of inventory in the Le Gourmet Chef® stores and rebuild the customer base.
          The integration of Le Gourmet Chef is on schedule and is expected to be completed by the end of 2007, with the exception of the distribution function, which is expected to be completed in late 2008. As a result, Kitchen Collection expects that the majority of the synergy benefits, excluding distribution synergies, from the integration of Le Gourmet Chef will be achieved by mid-2008. However, achieving a net income level in 2007 similar to 2006 is unlikely because Kitchen Collection will recognize eight months of seasonal operating losses at Le Gourmet Chef during 2007 which were not incurred by Kitchen Collection prior to the acquisition of Le Gourmet Chef in August 2006, and will also recognize integration costs and increased interest expense resulting from additional borrowings for the purchase of Le Gourmet Chef.
          Longer term, Kitchen Collection expects to continue programs in its Kitchen Collection® store format to enhance its merchandise mix, store displays and appearance and optimize store selling space. Kitchen Collection also expects to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, while maintaining disciplined cost control and increasing synergy values.
North American Coal – Quarter Results
          North American Coal’s net income for the second quarter of 2007 was $9.8 million on revenues of $34.9 million compared with net income of $9.9 million on revenues of $39.2 million for the second quarter of 2006.
          The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the second quarter of 2007 compared with the second quarter of 2006.

	2007	2006
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.6	2.0
Unconsolidated mines	6.2	6.5

Total lignite coal deliveries	7.8	8.5

Limerock deliveries (cubic yards)	9.7	10.5

          Revenues decreased in the second quarter of 2007 compared with the 2006 second quarter primarily as a result of lower revenues at the consolidated coal mining operations and fewer yards delivered at the limerock dragline mining operations. The decline in revenue from the coal mining operations between years was driven by a planned customer power plant outage and lower sales to third parties at Red River Mining Company and the absence of a one-time cumulative benefit adjustment recognized during the second quarter of 2006 related to an amended contract at the San Miguel Lignite Mining Operations that was signed in the second quarter of 2006 but was effective as of January 1, 2006. This decline was partially offset by an increase in lignite tons delivered at the Mississippi Lignite Mining Company during the second quarter of 2007 compared with 2006.
          Net income for the 2007 second quarter was comparable to the 2006 second quarter. The revenue decline described above and a decrease in the earnings of unconsolidated mining operations due to fewer tons delivered in the second quarter of 2007 were largely offset by the receipt of an arbitration award of $3.7 million, or $2.3 million net of taxes of $1.4 million, to recover costs related to a power plant and mine development project in Turkey which was undertaken and failed several years ago.
          For the six months ended June 30, 2007, North American Coal’s net income was $16.6 million on revenues of $69.5 million compared with net income of $13.6 million on revenues of $72.9 million for the first six months of 2006.
North American Coal – Outlook
          North American Coal expects a moderate decrease in total lignite coal deliveries in 2007 compared with 2006 as a result of planned customer power plant outages, the majority of which occurred in the first half of 2007, and fewer sales to third parties at Red River Mining Company.
          North American Coal expects an improvement in operating results, excluding the benefit of a gain on the sale of a dragline in 2006 of $21.5 million, or $13.1 million net of taxes of $8.4 million, as a result of continued strong results at most of its mining operations and a reduction in selling, general and administrative expenses. Contractual price escalation adjustments are expected to continue to provide compensation for increased materials, supplies and labor costs at all consolidated mining operations. The effective income tax rate in 2007 is also expected to decrease compared with 2006 as a result of the absence of items that unfavorably affected the 2006 effective income tax rate. Royalty income, however, is expected to decrease in 2007 from 2006 levels, and is expected to decrease further in 2008 from 2007 levels, primarily as a result of the expiration of a royalty contract during 2007.
          Deliveries from the limerock dragline mining operations are expected to decrease moderately in 2007 as customer projections for 2007 continue to reflect the decline in the housing market. In addition, in July 2007, a federal district court ruling ordered that mining cease in selected previously permitted areas in South Florida mined by North American Coal for its customers. However, North American Coal’s operations are not expected to be materially affected by the ruling. North American Coal’s customers intend to challenge this ruling vigorously and have appealed the unfavorable decision of the federal district court.
          Overall, North American Coal expects strong performance from its current operations over the next few years. Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Accordingly, expenditures for the development of additional uncommitted coal reserves are likely to be higher in 2007 compared with 2006. Further, the company continues to pursue additional non-coal mining opportunities.
          North American Coal, in a 50/50 joint venture with one of its customers, Great River Energy, has formed a new company, GRENAC, LLC, doing business as “Great American Energy.” The purpose of Great American Energy is to develop, construct, own and operate a lignite coal beneficiation plant that will be located adjacent to both The Falkirk Mining Company, an unconsolidated project mining subsidiary, and Great River Energy’s Coal Creek Station electric generating plant located near Underwood, North Dakota. The facility is expected to be completed in late 2008 and is expected to supply beneficiated coal to a proposed new power plant being constructed in conjunction with an ethanol plant and the expansion of a malting facility.
NACCO and Other – Results
          NACCO and Other, which include the parent company operations and Bellaire, a wholly owned non-operating subsidiary, reported a net loss of $1.3 million for the second quarter of 2007, compared with a net loss of $1.4 million for the first quarter of 2006. Expenses of $0.9 million pre-tax for professional fees incurred as a result of the planned spin-off of the Hamilton Beach/Proctor-Silex business were more than offset by an increase in interest income from higher levels of cash investments during the 2007 second quarter.
          For the six months ended June 30, 2007, NACCO and Other reported a net loss of $3.5 million compared with a net loss of $2.6 million for the first six months of 2006.
NACCO and Other – Outlook
          During the last half of 2007, NACCO and Other results are expected to improve as a result of lower employee-related expenses, increased interest income and the absence of Applica transaction fees, which were incurred primarily in the third and fourth quarters of 2006. However, the company anticipates incurring additional cash expenses in 2007 associated with the spin-off of the Hamilton Beach/Proctor-Silex business, which is expected to be reflected as discontinued operations after the spin-off is completed.
Conference Call
          In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Monday, August 6, 2007, at 11:00 a.m. Eastern time. The call may be accessed by dialing (800) 329-9097 (Toll Free) or (617) 614-4929 (International), Passcode: 91285692, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 13, 2007. The online archive of the broadcast will be available on the NACCO Industries website.
Non-GAAP Measures
          For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.
Forward-looking Statements Disclaimer
          The statements contained in this earnings release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E

of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
          NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
          Hamilton Beach/Proctor-Silex: (1) the inability to successfully complete the proposed spin-off, (2) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (5) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (6) changes in suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) delays in or increased costs of restructuring programs and (11) increased competition, including consolidation within the industry.
          Kitchen Collection: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (2) changes in costs, including transportation costs, of inventory, (3) delays in delivery or the unavailability of inventory, (4) customer acceptance of new products, (5) increased competition, (6) gasoline prices, weather conditions or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores and (7) the ability to successfully integrate Le Gourmet Chef into Kitchen Collection.
          North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with the Great American Energy joint venture, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.

About NACCO
          NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
	(In millions, except per share data)
Total revenues	$830.9	$796.9	$1,634.8	$1,567.3

Gross profit	$129.4	$130.1	$260.4	$251.5

Earnings of unconsolidated project mining subsidiaries	$8.6	$9.1	$17.9	$18.0

Operating profit	$17.2	$33.8	$32.2	$58.9
Loss on extinguishment of debt	—	(17.6)	—	(17.6)
Other income (expense)	(5.6)	(9.2)	(11.9)	(19.1)

Income before income taxes and minority interest	11.6	7.0	20.3	22.2
Income tax provision	1.7	2.4	3.9	5.4

Income before minority interest	9.9	4.6	16.4	16.8
Minority interest income	—	0.1	0.1	0.6

Net income	$9.9	$4.7	$16.5	$17.4

Basic and diluted earnings per share	$1.20	$0.57	$2.00	$2.11

Cash dividends per share	$0.5000	$0.4800	$0.9800	$0.9450

Basic average shares outstanding	8.267	8.236	8.258	8.232
Diluted average shares outstanding	8.270	8.240	8.268	8.236
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$608.8	$581.4	$1,199.5	$1,154.2
NACCO Materials Handling Group Retail (incl. elims.)	45.8	40.6	88.3	86.6

NACCO Materials Handling Group	654.6	622.0	1,287.8	1,240.8

Hamilton Beach/Proctor-Silex	103.3	113.6	200.1	209.1
Kitchen Collection	38.9	23.2	78.6	46.7
Housewares Eliminations	(0.8)	(1.1)	(1.2)	(2.2)

NACCO Housewares Group	141.4	135.7	277.5	253.6

North American Coal	34.9	39.2	69.5	72.9

	830.9	796.9	1,634.8	1,567.3

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	7.7	7.5	15.4	14.8
NACCO Materials Handling Group Retail (incl. elims.)	2.6	2.7	5.1	5.1

NACCO Materials Handling Group	10.3	10.2	20.5	19.9

Hamilton Beach/Proctor-Silex	0.8	1.2	1.8	2.5
Kitchen Collection	0.6	0.4	1.2	0.8

NACCO Housewares Group	1.4	1.6	3.0	3.3

North American Coal	3.0	3.3	6.2	6.6
NACCO and Other	0.1	—	0.1	0.1

	14.8	15.1	29.8	29.9

Operating profit (loss)
NACCO Materials Handling Group Wholesale	14.9	19.6	28.9	38.3
NACCO Materials Handling Group Retail (incl. elims.)	(6.7)	(4.1)	(10.5)	(2.3)

NACCO Materials Handling Group	8.2	15.5	18.4	36.0

Hamilton Beach/Proctor-Silex	1.9	6.5	2.6	7.7
Kitchen Collection	(4.2)	(1.6)	(9.1)	(3.0)
Housewares Eliminations	—	—	—	(0.1)

NACCO Housewares Group	(2.3)	4.9	(6.5)	4.6

North American Coal	13.0	13.9	22.5	20.2
NACCO and Other	(1.7)	(0.5)	(2.2)	(1.9)

	17.2	33.8	32.2	58.9

Other income (expense)
NACCO Materials Handling Group Wholesale	(2.0)	(22.1)	(4.5)	(27.9)
NACCO Materials Handling Group Retail (incl. elims.)	(1.1)	(1.1)	(2.1)	(2.1)

NACCO Materials Handling Group	(3.1)	(23.2)	(6.6)	(30.0)

Hamilton Beach/Proctor-Silex	(2.5)	(2.2)	(3.4)	(3.7)
Kitchen Collection	(0.4)	(0.1)	(0.7)	(0.2)
Housewares Eliminations	0.1	—	0.1	—

NACCO Housewares Group	(2.8)	(2.3)	(4.0)	(3.9)

North American Coal	(1.2)	(1.9)	(2.8)	(3.8)
NACCO and Other	1.5	0.6	1.5	1.0

	(5.6)	(26.8)	(11.9)	(36.7)

Net income (loss)
NACCO Materials Handling Group Wholesale	10.4	(2.0)	19.4	8.0
NACCO Materials Handling Group Retail (incl. elims.)	(5.9)	(3.4)	(9.6)	(2.0)

NACCO Materials Handling Group	4.5	(5.4)	9.8	6.0

Hamilton Beach/Proctor-Silex	(0.4)	2.7	(0.5)	2.5
Kitchen Collection	(2.8)	(1.0)	(5.9)	(1.9)
Housewares Eliminations	0.1	(0.1)	—	(0.2)

NACCO Housewares Group	(3.1)	1.6	(6.4)	0.4

North American Coal	9.8	9.9	16.6	13.6
NACCO and Other	(1.3)	(1.4)	(3.5)	(2.6)

	$9.9	$4.7	$16.5	$17.4

(All amounts are subject to annual audit by our independent registered public accounting firm.)